Exhibit 99.1

PRESS RELEASE

Evergreen Solar Announces Selected Preliminary Information

Marlboro, Massachusetts, April 27, 2011 – Evergreen Solar, Inc. (NasdaqCM: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, today announced selected preliminary information for the quarter ended April 2, 2011 and April month to date.

Shipments for the first quarter of 2011 were approximately 18 megawatts at an average selling price of $1.86 per watt, compared to fourth quarter 2010 shipments of approximately 47 megawatts at an average selling price of $1.90. Through April 26, the Company has shipped an additional 6 MW at an average selling price of $1.86 per watt.

Cash and cash equivalents, including restricted cash, as of April 2, 2011 were approximately $38.5 million and were approximately $33 million at April 26, after making the Company’s scheduled interest payment of $10.75 million on April 15 to holders of the Company’s 13% Senior Secured Convertible Notes due 2015.

Michael El-Hillow, President and Chief Executive Officer commented, “Uncertainties regarding feed-in-tariffs and other subsidy programs have substantially slowed the demand for solar panels in 2011. While the first quarter has historically been slow for the industry, the sluggish demand has unexpectedly continued early into the second quarter. This longer than expected slow down combined with the continued worldwide capacity expansion has contributed to a significant increase in solar panel inventory throughout the distribution channel. While we believe the market for solar panels will continue to show good long term growth, the near term remains uncertain and we will adjust our production in Wuhan to make certain we can match the market’s demands and at the same time improve our cash-to-cash cycles.”

Mr. El-Hillow continued, “As a result of our low year to date sales volume and potentially slower sales for the remainder of this year as the industry balances inventory levels, along with significantly increased pricing pressure, the cash that we had previously expected to realize through the reduction in accounts receivable and inventory from our recently closed Devens facility will be less than expected and will take longer than expected to realize. Therefore, our near term liquidity has been negatively impacted and may require us to secure additional sources of cash sooner than expected. Accordingly, we will continue to aggressively pursue opportunities to address our capital structure in the near term, including restructuring our existing debt, in order to significantly deleverage and better position ourselves to secure additional financing and execute our strategy of developing and supplying the lowest cost industry standard sized wafers to the world’s leading solar module manufacturers.”

Evergreen Solar expects to report its results for the first quarter of 2011 in early May.

All data are preliminary and subject to revision based upon Evergreen Solar’s review through ordinary closing procedures. The preliminary financial data included in this press release has been prepared by, and is the responsibility of, Evergreen Solar, Inc.’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

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About Evergreen Solar, Inc.

Evergreen Solar, Inc. develops, manufactures and markets String Ribbon solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar and String Ribbon are registered trademarks of Evergreen Solar, Inc.

Safe Harbor Statement

This press release includes statements regarding expectations, beliefs, strategies, goals, outlook and other non-historical matters. Any such statements are forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include but are not limited to statements about preliminary financial results, expectations about long term growth in the solar market, the Company’s ability to sell inventory, estimated impacts on the Company’s liquidity, the Company’s need and ability to secure additional sources of cash and the Company’s aggressive pursuit of potential debt restructurings in order to deleverage its capital structure. These forward-looking statements are neither promises nor guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to completion of the Company’s review for the fiscal period ended April 2, 2011, further deterioration in the Company’s liquidity, the inability of the Company to secure additional sources of cash, or to restructure its outstanding debt, and the dilutive impact of issuances of additional shares of common or preferred stock in connection with any new financing or any debt restructuring. Further discussions of these and other potential risk factors may be found in the Company’s public filings with the SEC (www.sec.gov), including its Form 10-K for the fiscal year ended December 31, 2010. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, except as may be required by law.

CONTACT:

Evergreen Solar, Inc.

Michael W. McCarthy

Director – Investor Relations & Government Affairs

mmccarthy@evergreensolar.com

Phone: 508-251-3261